Exhibit 5.1

February 12, 2025
Reddit, Inc.
303 2nd Street, South Tower, 5th Floor
San Francisco, California 94107
Re: Registration Statement on Form S-8
Ladies and Gentlemen:
As counsel to Reddit, Inc., a Delaware corporation (the “Company”), we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about February 12, 2025 in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 10,821,041 shares (the “Shares”) of the Company’s Class A Common Stock, $0.0001 par value per share (the “Class A Common Stock”), that consists of (a) 9,017,882 additional Shares resulting from (i) 9,015,798 additional Shares that are subject to issuance by the Company upon the exercise or settlement of awards granted or to be granted under the Company’s 2024 Incentive Award Plan (the “2024 Plan”) pursuant to the provision of the 2024 Plan providing for an annual 5% automatic increase in the number of shares reserved for issuance thereunder and (ii) 2,084 additional Shares that are subject to issuance by the Company under the 2024 Plan as a result of shares of Class A Common Stock underlying outstanding stock-based compensation awards granted under the Company's 2017 Equity Incentive and Grant Plan that were cancelled by the Company during calendar year 2024 and, pursuant to the 2024 Plan, have become available for reissuance under the 2024 Plan as Class A Common Stock, and (b) 1,803,159 additional Shares that are subject to issuance by the Company pursuant to purchase rights to acquire shares of Class A Common Stock granted or to be granted under the Company’s 2024 Employee Stock Purchase Plan (the “ESPP”) pursuant to the provision of the ESPP providing for an annual 1% automatic increase in the number of shares reserved for issuance thereunder. The 2024 Plan and the ESPP are each individually referred to herein as a “Plan” and collectively referred to in this letter as the “Plans”.
As to matters of fact relevant to the opinions rendered herein, we have examined such documents, certificates and other instruments which we have deemed necessary or advisable, including a certificate addressed to us and dated the date hereof executed by the Company. We have not undertaken any independent investigation to verify the accuracy of any such information, representations or warranties or to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of the opinion set forth below. We have

Reddit, Inc.
February 12, 2025

not considered parol evidence in connection with any of the agreements or instruments reviewed by us in connection with this letter.
In our examination of documents for purposes of this letter, we have assumed, and express no opinion as to, the genuineness and authenticity of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, that each document is what it purports to be, the conformity to originals of all documents submitted to us as copies or facsimile copies, the absence of any termination, modification or waiver of or amendment to any document reviewed by us (other than as has been disclosed to us), the legal competence or capacity of all persons or entities (other than the Company) executing the same and (other than the Company) the due authorization, execution and delivery of all documents by each party thereto. We have also assumed the conformity of the documents filed with the Commission via the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”), except for required EDGAR formatting changes, to physical copies submitted for our examination.
The opinions in this letter are limited to the existing General Corporation Law of the State of Delaware now in effect. We express no opinion with respect to any other laws.
Based upon, and subject to, the foregoing, it is our opinion that the Shares, when issued and sold by the Company in accordance with the terms (including, without limitation, payment and authorization provisions) of the applicable Plan and the applicable form of award agreement thereunder, against the Company’s receipt of payment therefor (in an amount and type of consideration not less than the par value per Share), and duly registered on the books of the transfer agent and registrar for the Shares in the name or on behalf of the holders thereof, will be validly issued, fully paid and non-assessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the prospectuses constituting a part thereof and any amendments thereto. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
This opinion is intended solely for your use in connection with the issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose. In providing this letter, we are opining only as to the specific legal issues expressly set forth above, and no opinion shall be inferred as to any other matter or matters. This opinion is rendered on, and speaks only as of, the date of this letter first written above, and does not address any potential change in facts or law that may occur after the date of this opinion letter. We assume no

Reddit, Inc.
February 12, 2025

obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.
Very truly yours,
/s/ Fenwick & West LLP
FENWICK & WEST LLP